Exhibit 1.2

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, Inc. take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

THE TRANSACTIONS CONTEMPLATED BY THIS ANNOUNCEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This announcement also does not constitute any solicitation or recommendation under rules and regulations of the SEC.

JOINT ANNOUNCEMENT

PROPOSED PRIVATISATION OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

BY

HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN ISLANDS)

AT THE PRICE OF HK$2.20 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING HTIL ADSs)

AND

CONDITIONAL OFFER TO CANCEL

ALL OUTSTANDING SHARE OPTIONS OF

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

RESULTS OF THE COURT MEETING AND THE EGM
AND
RESUMPTION OF TRADING OF HTIL SHARES

Financial Adviser to Hutchison Telecommunications Holdings Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of
Hutchison Telecommunications International Limited

On 12 May 2010, the resolution proposed at the Court Meeting to approve the Scheme was duly passed, and the resolutions proposed at the EGM to approve matters for the purposes of giving effect to, or incidental to the implementation of, the Scheme were also duly passed.

As at 12 noon on 12 May 2010, valid acceptances of the Option Proposal have been received in respect of all the 12,558,666 Outstanding HTIL Share Options as at the date of this announcement, subject to final verification.

At the request of HTIL, trading in the HTIL Shares on the Stock Exchange was suspended with effect from 9:30 a.m. on Wednesday, 12 May 2010, pending the release of this announcement.  Application has been made by HTIL to the Stock Exchange requesting the resumption of trading in the HTIL Shares on the Stock Exchange with effect from 9:30 a.m. on Thursday, 13 May 2010.

HTIL has also made a request for the halt of trading in the HTIL ADSs on the NYSE with effect from 9:30 a.m. on Monday, 17 May 2010 (New York time).

Please refer to the remaining expected events (including the expected last day of dealings in the HTIL Shares on the Stock Exchange and the expected halt of trading in the HTIL ADSs on the NYSE) and the corresponding dates and times set out in the Expected Timetable (including the notes) contained in the joint announcement of HWL, the Offeror and HTIL on 15 March 2010.

Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and/or potential investors should be aware that the implementation of the Proposals and the Scheme is subject to conditions (d) to (g), (j) and (k) set out on pages 125 to 127 of the Scheme Document being fulfilled or waived, as applicable, and that the Proposals may or may not become unconditional and the Scheme may or may not become effective.  Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors should therefore exercise caution when dealing in the shares in HWL, HTIL Shares and HTIL ADSs, and when exercising Outstanding HTIL Share Options.  Persons who are in doubt as to the action they should take should consult their stockbrokers, bank managers, solicitors or other professional advisers.

INTRODUCTION

Reference is made to the joint announcements of HWL, the Offeror and HTIL on 8 January 2010 (the “8 January Announcement”), 28 January 2010, 15 March 2010, 22 April 2010 and 4 May 2010, the announcement of HTIL on 15 January 2010, the Scheme Document dated 15 March 2010 and the letter to HTIL Shareholders (including HTIL ADS Holders) dated 27 April 2010.  Terms defined in the Scheme Document have the same meanings when used in this announcement, unless otherwise defined in this announcement.  All times and dates stated in this announcement are Hong Kong times and dates except where otherwise stated.

RESULTS OF THE COURT MEETING

The Court Meeting was held at 11:00 a.m. on Wednesday, 12 May 2010 at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong.  HTIL Independent Shareholders who were present and voting either in person or by proxy were entitled to vote in respect of all of their Scheme Shares.  In compliance with both Section 86 of the Companies Law and Rule 2.10 of the Takeovers Code, the approval required to be obtained at the Court Meeting in respect of the Scheme would be regarded as obtained if: (1) the Scheme was approved (by way of poll) by a majority in number of the Scheme Shareholders representing not less than 75 per cent. in value of the Scheme Shares held by the Scheme Shareholders who were present and voting either in person or by proxy at the Court Meeting; (2) the Scheme was approved (by way of poll) by HTIL Independent Shareholders holding at least 75 per cent. of the votes attaching to the Scheme Shares held by the HTIL Independent Shareholders that were cast either in person or by proxy at the Court Meeting; and (3) the number of votes cast (by way of poll) by HTIL Independent Shareholders either in person or by proxy at the Court Meeting against the resolution to approve the Scheme was not more than 10 per cent. of the votes attaching to the total number of the Scheme Shares held by all the HTIL Independent Shareholders.

At the Court Meeting:

(1)                                  a total number of 67 Scheme Shareholders (all being HTIL Independent Shareholders) representing 1,208,490,276 Scheme Shares (representing approximately 63.31% of the total number of Scheme Shares) attended and voted either in person or by proxy on a poll, of whom 59 Scheme Shareholders voted in favour of the resolution to approve the Scheme, and 8 Scheme Shareholders voted against the resolution to approve the Scheme;

(2)                                  Scheme Shareholders representing 1,202,735,417 Scheme Shares (representing approximately 99.52% in value of the Scheme Shares voted at the Court Meeting, and approximately 63.01% of the total number of Scheme Shares) voted in favour of the resolution to approve the Scheme, and Scheme Shareholders representing 5,754,859 Scheme Shares (representing approximately 0.48% in value of the Scheme Shares voted at the Court Meeting, and approximately 0.30% of the total number of Scheme Shares) voted against the resolution to approve the Scheme; and

(3)                                  HTIL Independent Shareholders representing 1,202,735,417 Scheme Shares (representing approximately 99.52% of the votes attaching to the Scheme Shares held by the HTIL Independent Shareholders that were cast at the Court Meeting) voted in favour of the resolution to approve the Scheme, and HTIL Independent Shareholders representing 5,754,859 Scheme Shares (representing approximately 0.48% of the votes attaching to the Scheme Shares held by the HTIL Independent Shareholders that were cast at the Court Meeting, and approximately 0.36% of the votes attaching to all the Scheme Shares held by all of the HTIL Independent Shareholders) voted against the resolution to approve the Scheme.

Accordingly, in compliance with both Section 86 of the Companies Law and Rule 2.10 of the Takeovers Code: (1) the resolution proposed at the Court Meeting to approve the Scheme was duly passed (by way of poll) by a majority in number of the Scheme Shareholders representing not less than 75 per cent. in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting; (2) the resolution to approve the Scheme at the Court Meeting was also duly passed (by way of poll) by HTIL Independent Shareholders holding at least 75 per cent. of the votes attaching to the Scheme Shares held by HTIL Independent Shareholders that were cast either in person or by proxy at the Court Meeting; and (3) the number of votes cast by HTIL Independent Shareholders present and voting either in person or by proxy at the Court Meeting against the resolution to approve the Scheme at the Court Meeting was not more than 10 per cent. of the votes attaching to all Scheme Shares held by all of the HTIL Independent Shareholders.

The total number of Scheme Shares entitling the holders to attend and vote for or against the Scheme at the Court Meeting was 1,585,641,293 Scheme Shares (including 8,000 HTIL Shares issued pursuant to exercise of Options after the Latest Practicable Date for the Scheme Document).

In compliance with Cayman Islands Law, HKSCC Nominees Limited, being the nominee for and on behalf of certain different ultimate beneficial owners of Scheme Shares, was counted as one person only for the purposes of ascertaining whether or not the requirement that a “majority in number” of the Scheme Shareholders approve the Scheme, pursuant to section 86(2) of the Companies Law, had been satisfied.

Each of the LKS-Controlled Companies, the LKS-Trust Company, the CKH-Controlled Companies, the VL-Controlled Companies, the CF-Controlled Company, Mrs. Chow Woo Mo Fong, Susan, Mr. Frank John Sixt, Mr. George Colin Magnus and his wife was, as stated in the Scheme Document, required to and did, abstain from voting on the Scheme at the Court Meeting to approve and give effect to the Scheme.

Other than as disclosed above, no holder of Scheme Shares was required to abstain from voting on the Scheme at the Court Meeting nor did any person indicate in the Scheme Document that he/she/it intended to abstain from voting on or vote against the Scheme at the Court Meeting.

Computershare Hong Kong Investor Services Limited acted as scrutineers for the vote-taking at the Court Meeting.

RESULTS OF THE EGM

The EGM was held after the conclusion of the Court Meeting on Wednesday, 12 May 2010 at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong for the purpose of considering, and if thought fit, passing the special and ordinary resolutions set out in the notice convening the EGM dated 15 March 2010.

At the EGM:

(i)                                     in respect of the special resolution proposed at the meeting, a total of 4,432,516,056 HTIL Shares (representing approximately 92.06% of the total number of HTIL Shares) were voted in person or by proxy on a poll, of which:

(a)                                  4,426,708,722 HTIL Shares (representing approximately 99.87% of the HTIL Shares voted in respect of the special resolution) were voted in favour of the resolution; and

(b)                                 5,807,334 HTIL Shares (representing approximately 0.13% of the HTIL Shares voted in respect of the special resolution) were voted against the resolution;

(ii)                                  in respect of the ordinary resolution proposed at the meeting, a total of 4,432,358,269 HTIL Shares (representing approximately 92.06% of the total number of HTIL Shares) were voted in person or by proxy on a poll, of which:

(a)                                  4,426,548,450 HTIL Shares (representing approximately 99.87% of the HTIL Shares voted in respect of the ordinary resolution) were voted in favour of the resolution; and

(b)                                 5,809,819 HTIL Shares (representing approximately 0.13% of the HTIL Shares voted in respect of the ordinary resolution) were voted against the resolution.

Accordingly, (i) the special resolution proposed at the EGM was duly passed by a majority of not less than 75 per cent. of the votes cast by the HTIL Shareholders present and voting (either in person or by proxy) at the EGM, and (ii) the ordinary resolution proposed at the EGM was duly passed by a simple majority of the votes cast by the HTIL Shareholders present and voting (either in person or by proxy) at the EGM.

The total number of HTIL Shares entitling the holders to attend and vote for or against the special resolution and the ordinary resolution at the EGM was 4,814,570,875 HTIL Shares.  No holder of HTIL Shares was required to abstain from voting on either the special resolution or the ordinary resolution at the EGM nor did any person indicate in the Scheme Document that he/she/it intended to abstain from voting on or vote against any resolution at the EGM.

Computershare Hong Kong Investor Services Limited acted as scrutineers for the vote-taking at the EGM.

CURRENT STATUS OF THE OPTION PROPOSAL

As at 12 noon on 12 May 2010, valid acceptances of the Option Proposal have been received in respect of all the 12,558,666 Outstanding HTIL Share Options as at the date of this announcement, subject to final verification.

The Option Proposal remains conditional on the Share Proposal becoming effective and binding.

CURRENT STATUS OF THE CONDITIONS OF THE SHARE PROPOSAL AND THE SCHEME

The Share Proposal and the Scheme will become effective subject to the fulfilment or waiver (as applicable) of conditions (d) to (g), (j) and (k) set out in the section headed “3. Conditions of the Share Proposal and the Scheme” in the Part VIII — Explanatory Memorandum on pages 125 to 127 of the Scheme Document.  Assuming that the above conditions are duly fulfilled (or, as applicable, waived in whole or in part), it is expected that the Scheme will become effective on Monday, 24 May 2010 (Cayman Islands time).  A further announcement will be made of the exact date on which the Scheme becomes effective.  The Scheme will lapse if it does not become effective on or before 30 July 2010 (or such later date as the Offeror and HTIL may agree or, to the extent applicable, as the Grand Court may direct and as may be permitted by the Takeovers Code), and in such event a further announcement will be made accordingly.

PROPOSED WITHDRAWAL OF LISTING OF THE HTIL SHARES AND HTIL ADSs AND EXPECTED TIMETABLE

Subject to the Scheme becoming effective, HTIL has made a conditional application to the Stock Exchange for withdrawal of the listing of the HTIL Shares on the Stock Exchange and will make an application to the NYSE for the delisting of the HTIL ADSs on the NYSE.  The expected last day for dealing in the HTIL Shares on the Stock Exchange is Monday, 17 May 2010 and the expected halt of trading in the HTIL ADSs on the NYSE is 9:30 a.m. on Monday, 17 May 2010 (New York time).  HTIL has made a request for the halt of trading in the HTIL ADSs on the NYSE with effect from 9:30 a.m. on Monday, 17 May 2010 (New York time). The listing of the HTIL Shares on the Stock Exchange is expected to be withdrawn at 9:30 a.m. on Tuesday, 25 May 2010, trading in the HTIL ADSs on the NYSE is expected to be permanently suspended on Tuesday, 25 May 2010 (New York time), and the delisting of the HTIL ADSs from the NYSE is expected to become effective on Friday, 4 June 2010 (New York time).

Please refer to the remaining expected events and the corresponding dates and times in the Expected Timetable (including the notes) contained in the joint announcement of HWL, the Offeror and HTIL on 15 March 2010.

RESUMPTION OF TRADING

At the request of HTIL, trading in the HTIL Shares on the Stock Exchange was suspended with effect from 9:30 a.m. on Wednesday, 12 May 2010, pending the release of this announcement.  Application has been made by HTIL to the Stock Exchange requesting for the resumption of trading in the HTIL Shares on the Stock Exchange with effect from 9:30 a.m. on Thursday, 13 May 2010.

IMPORTANT

Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and/or potential investors should be aware that the implementation of the Proposals and the Scheme is subject to conditions (d) to (g), (j) and (k) as set out in the section headed “Conditions of the Share Proposal and the Scheme” in Part VIII — Explanatory Memorandum on pages 125 to 127 of the Scheme Document being fulfilled or waived, as applicable, and that the Proposals may or may not become unconditional and the Scheme may or may not become effective.  Shareholders of HWL, HTIL Shareholders, HTIL ADS Holders, HTIL Optionholders and potential investors should therefore exercise caution when dealing in the shares in HWL, HTIL Shares and HTIL ADSs, and when exercising Outstanding HTIL Share Options.  Persons who are in doubt as to the action they should take should consult their stockbrokers, bank managers, solicitors or other professional advisers.

GENERAL

In order to comply with the requirements of the U.S. Securities Exchange Act of 1934, HTIL, the Offeror and HWL filed a Form Schedule 13E-3 with the SEC on 15 March 2010 (the “Schedule 13E-3”).  A copy of the Schedule 13E-3 and the amendments to it (and their respective exhibits) are available from HTIL’s website (www.htil.com) and the SEC’s website (www.sec.gov).

As at the date of the 8 January Announcement and as at the date of this announcement, the aggregate number of HTIL Shares held, controlled or directed by the Offeror, HTIHL or any parties acting in concert with the Offeror was 3,228,929,582 HTIL Shares, representing approximately 67.066% of the total issued share capital of HTIL. No HTIL Shares have been acquired, or agreed to be acquired (other than in respect of the Scheme), by the Offeror, HTIHL or any parties acting in concert with the Offeror since the date of the 8 January Announcement and as at the date of this announcement.  None of the Offeror, HTIHL or any parties acting in concert with the Offeror have borrowed or lent any relevant securities (as defined in Note 4 to Rule 22 of the

Takeovers Code) in HTIL since the date of the 8 January Announcement and as at the date of this announcement.

By Order of the Board of Hutchison Whampoa Limited Edith Shih Company Secretary	By Order of the Board of Hutchison Telecommunications Holdings Limited Richard Chan Director
By Order of the Board of Hutchison Telecommunications International Limited Edith Shih Company Secretary

Hong Kong, 12 May 2010

As at the date of this announcement, the HWL Directors are:

Executive Directors:

Mr LI Ka-shing (Chairman)
Mr LI Tzar Kuoi, Victor
(Deputy Chairman)

Mr FOK Kin-ning, Canning
Mrs CHOW WOO Mo Fong, Susan
Mr Frank John SIXT
Mr LAI Kai Ming, Dominic
Mr KAM Hing Lam

Non-executive Directors: Mr George Colin MAGNUS Mr William SHURNIAK

Independent non-executive Directors:

The Hon Sir Michael David
KADOORIE
Mr Holger KLUGE
Mrs Margaret LEUNG KO May Yee
Mr William Elkin MOCATTA
(Alternate to The Hon Sir Michael David Kadoorie)
Mr WONG Chung Hin

The HWL Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the directors of the Offeror are:

Mrs CHOW WOO Mo Fong, Susan

Mr Frank John SIXT

Mr CHAN Wai Chi, Richard

Mr HO Wai Leung, Edmond

Mr SNG Cheng Khoong, Robin

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the HTIL Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the HTIL Group or by HWL) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the HTIL Group) misleading.

As at the date of this announcement, the HTIL Directors are:

Executive Directors: Mr LUI Dennis Pok Man Mr Christopher John FOLL Mr CHAN Ting Yu (also Alternate to Mr Lui Dennis Pok Man)	Non-executive Directors: Mr FOK Kin-ning, Canning (Chairman) Mrs CHOW WOO Mo Fong, Susan (also Alternate to Mr Fok Kin-ning, Canning and Mr Frank John Sixt) Mr Frank John SIXT	Independent non-executive Directors: Mr KWAN Kai Cheong Mr John W. STANTON Mr Kevin WESTLEY	Alternate Director: Mr WOO Chiu Man, Cliff (Alternate to Mr Christopher John Foll)

The HTIL Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement relating to the HTIL Group and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement by the HTIL Group have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement relating to the HTIL Group misleading.